Exhibit 99b

CACI GUIDANCE INVESTOR CALL
JUNE 23, 2005
10:00 A.M. EST

Operator: Good day, everyone, and welcome to the CACI International Guidance Investor Conference Call. Today's call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Mr. Dave Dragics. Please go ahead, sir.

Dave Dragics: Thank you, Paula. And good morning, everyone. We're pleased that you're able to participate with us today. And for those of you who are with us for the first time either by telephone or via the Internet, we welcome you to this call.

As you know, earlier this morning we issued comments about our expected performance for the close-out of FY '05 as we come to the completion of another successful year and also provided you with our initial comments regarding our expectations for FY '06 which will begin on July 1st. We hope that most of you have had the opportunity to review our release.

Before we begin our discussion this morning, I would like to make our customary but important statement regarding CACI's written and oral disclosures and commentary, which can be found on page 2, or the second slide.

The statements made today largely do not address historical facts and as such do constitute forward-looking statements under current law. These statements are subject to important factors that could cause actual results to differ materially from the expected results reflected in our statements we make today.

The primary factors that could cause actual results to differ materially from those anticipated are listed at the bottom of the news release as well as in the company's Securities and Exchange Commission filings.

Now, our full safe harbor statement is set out on this slide and will also be incorporated as part of the transcript of this call, which we will post on our website.

I would remind those who might be listening to the replay of this call to view the whole safe harbor statement as it appears on our website.

And to open up our discussion this morning, here is Jack London, Chairman, President and Chief Executive Officer of CACI International.

Jack London: Thank you, David. Good morning, ladies and gentlemen. First, let me welcome all of you to our call. I'd like to extend a special welcome to those of you who are new to CACI and to our call this morning. We appreciate your interest, and invite you to join us on our future conference calls as well.

With me today on the call is Steve Waechter, our Chief Financial Officer. I will give you a brief update on how we expect our FY '05 to finish out on June 30th. I will then turn the call over to Steve to give you an initial outlook at our fiscal year '06 guidance, which will include a description of our approach to complying with the new requirements for stock option expensing.

After that, I'll provide you with a brief update on the strategic outlook for CACI. We'll then open up the call to your questions.

Also with me today on the call is Bill Fairl, our Chief Operating Officer, who will be available for any questions you might have.

Now let's briefly discuss our expectations for the fourth quarter of fiscal year '05 as we now near its completion.

Please turn to page 3 of the slides. We believe our fourth quarter and fiscal year '05 year-end results will be within the range of guidance we provided to you in April. To recap that guidance for the quarter, we expect to report revenue between $415 million and $425 million. Net income between $21.8 million and $22.9 million. And fully diluted earnings between $0.71 and $0.74.

For the year, we expect our revenue to be between $1,608,000,000 and $1,618,000,000. Net income between $83.7 and $84.8 million. And fully diluted earnings per share between $2.74 and $2.78. We expect our operating cash flow to be strong in the range of $115 million to $120 million for the year.

We continue to see solid growth in all key sectors of our business. For FY '06, we expect our total revenue to be in the range of 1,775,000,000 to $1,850,000,000. When compared with our current guidance for this fiscal year, that's a year-to-year increase of 10 to 15% based entirely on organic growth. Although our guidance for FY '06 does not include any future potential acquisitions, acquisitions do continue to be a very important part of our strategic plan for probable growth as we look for acquisitions to account for 5 to 8% of annual revenue growth going forward.

We continue to actively explore opportunities that will best position us to not only achieve our near-term goals, but also to position us for meeting our long-term growth objective of three billion in annual revenue by the year 2009, fiscal year 2009.

With that said let me turn the discussion over to our Chief Financial Officer, Steve Waechter. Steve, over to you.

Steve Waechter: Thank you, Jack. Good morning everyone. As Jack has already presented our revenue estimates for fiscal year '06 performance, I'll go over our expectations for the first quarter and some key assumptions that underlie those projections with regard to net income and diluted per share earnings.

Please turn to page 4 of your slides. As we estimate our revenue for the quarter will range between $420 million and $430 million, an increase of 8 to 11% over the first quarter of fiscal year '05, again based entirely on organic growth.

We expect our operating margin for the quarter, excluding the impact of expensing stock options, to be in the range of 9.3 to 9.5%. Excluding the impact of expensing stock options, we anticipate that our net income will range between 22 to $23 million, an 11 to 16% higher than a year ago.

We expect diluted earnings per share, excluding the impact again of the expensing the stock options, to be between $0.71 and $0.74, up 8 to 12% over the year-earlier period.

Finally, we estimate that diluted weighted average shares for the first quarter will be $30.9 million. Here are some key assumptions as listed on page 5 of the slides that underlie our expectations for the quarter. We are assuming the interest rate on our debt to be between 5.2 and 5.5% during the quarter, as we continue to anticipate a rising interest rate environment based on the economic indicators we have reviewed.

Cost of restricted stock units are expected to provide an additional 3 to 4% EPS dilution over the prior year period. Our debt on the outstanding term loan should remain consistent with the fourth quarter, decreasing only by the required quarterly payment of $875,000. And we expect that our corporate tax rate will be 38% equal to this year's rate.

Now let's turn to page 6 of the slides. For the full fiscal year of 2006 we have a healthy expanding backlog that supports our growth objectives which will provide increasing opportunities to continue to serve our valued customers. We expect that revenue for the entire fiscal year 2006 will be in the range of $1,000,775,000 to $1,000,850,000. Without that impact of expensing stock options, we expect net income to be in the range of $96 million to $101 million, up 13 to 21%.

Diluted earnings per share, again excluding the impact of expensing stock options, is expected to range from $3.10 to $3.25, up 12 to 19% over the previous year. We expect fully diluted shares to be approximately 31 million. And we anticipate that our operating cash flow to be in the range of $135 million to $150 million for fiscal year '06.

I would now like to spend a couple minutes discussing our equity incentive plans and accounting treatment for stock options but before I do so I'd like to turn it back over to Jack to provide a couple comments on our equity compensation philosophy. Jack.

Jack London: Thanks, Steve. The company's compensation policies and practices are overseen by the compensation committee of the board of directors, an independently-based committee. The committee regularly consults with outside compensation experts and consultants and meets throughout the year to monitor and establish stock-based compensation plans for key employees of the company. The company intends to continue its current equity compensation plans without any significant changes despite the introduction of new accounting rules.

Even with the new accounting rules, there's no impact to the company's cash position and CACI's ability to continue to generate strong operating cash flow. And it remains unchanged.

The company uses stock-based compensation for its key employees as a means of, first, aligning the interest of management with those of the shareholders. A good thing. And, two, retaining key executives through the use of stock option awards and restricted stock units with future exercise dates.

We believe this policy has achieved its objectives, as evidenced by the low turnover in our senior management ranks and the significant increase in the company's market cap to close to $2 billion today.

Let me turn it now back to Steve. He's going to explain the impact of the new accounting rules and their treatment. Steve, over to you.

Steve Waechter: Thanks, Jack. Before I move on to that, I wanted to just correct what I said on the revenue range to make sure I'm clear. We expect revenue for the entire year of '06 to be in the range of $1,775,000,000. I believe I said thousand. I want to be clear. $775 million and $850 million. Excuse me, $1,850,000,000. So again I stand corrected with what I said earlier. Jack, on to the compensation side of the house here. As I'm sure many of you are already aware, under the current accounting literature as required by the Statement of the Financial Accounting Standards No. 123R, Share-Based Payment, the expensing of stock option grants will become mandatory for CACI beginning with our September quarter results. I would like to point out, as Jack indicated earlier, that the expensing of stock options is purely a bookkeeping exercise that will never impact our cash flow.

And although I cannot speak to the likelihood, should this requirement be delayed or terminated, just as it has been previously, we would continue with our current practice of providing only pro forma footnote disclosures of the impact of expensing stock options on our quarterly results. We'll continue to expense, however, our restricted stock units as we have done in the past.

It is important to understand that the transition to recording stock option expense will not occur uniformly across our industry, which may make comparisons to our peers more difficult until all of the companies are reporting on the same basis.

Fiscal year '06 -- hello.

Operator: Just one moment, gentlemen. I apologize, Mr. Bradford's line has disconnected.

Steve Waechter: Are we back, Paula?

Operator: You are. Please proceed.

Steve Waechter: Sorry for the interruption. It's important to understand that the transition to recording stock option expense will not occur uniformly across our industry, which may make comparisons to our peers more difficult until all companies are reporting on the same basis. For fiscal year '06 we will provide quarterly results both with and without the impact of expensing stock options in order to provide our shareholders with information that will allow comparison to other companies whose financial results will not yet been reported net of option expense.

When looking at the full fiscal year 2006 guidance I just provided, we expect that the expensing of stock options will dilute EPS by approximately seven to 9% and will typically follow a cycle in which the impact is greatest in our first quarter. As a general practice, most of our options are granted at the beginning of our fiscal year, and for certain option grants the full value of the underlying grant is expensed immediately on the date of the grant, rather than amortized over a period of time, which is the typical treatment. As a result, the dilution of EPS for the first quarter of any fiscal year will tend to be higher than the expected dilution for the entire fiscal year.

And even though Dave mentioned the safe harbor statement at the beginning of this call, I want to again state that these projections are forward-looking and that the listeners on the call and the readers of the transcript should be advised that our actual results may differ materially from the statements we're making today.

With that, that covers the major financial assumptions and our expectations; now back to Jack.

Jack London: Thanks again, Steve. Ladies and gentlemen, please turn to page 8 of your slide, if you will.

As you can see, our initial FY '06 guidance projects 10 to 15% organic growth, which is fully consistent and congruent with our long standing goal of 12 to 15% annual internal growth. Our pipeline continues to be robust and all indications are that the level of proposals submitted and expected award decisions through the remainder of this year, as well as the first half of our fiscal 2006, will be consistent with that which we discussed on prior calls, in particular in April.

As I indicated earlier, we remain active in our pursuit of acquiring companies that complement our core service offerings and position us to better service our long-standing existing customers and our strategic niches.

We're excited about our prospects in the coming year and believe FY '06 will provide us a strong foundation of meeting our long-term objective of being a $3 billion in revenue company by fiscal year 2009.

We look forward to providing you with more insight into 2006 as well as share with you our results for 2005 when we have our scheduled conference call this coming mid-August.

With that, we're ready to open our discussions for your questions. So, Paula, I'm ready to turn the microphone over to you for our first question, please.

Operator: Thank you. The question-and-answer session will be conducted electronically. To ask a question, please do so by pressing star 1 on your touch tone telephone. Also, if you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. And once again, it is star 1 if you do have a question and we'll pause for just a moment.

And we'll take our first question from Brian Gesuale.

Q: Yes, guys. Thanks for taking my question today.

A: Hi Brian.

Q: Wonder if you could put some color around the current acquisition environment, what you're seeing in terms of pricing, maybe what you expect in terms of timing of potential deals and maybe size, type of companies you're looking at in this environment.

A: Sure. That's a terrific question. First of all, as you're aware, all of you are aware, the emergent acquisition, the dimension of our business strategy, is still a fundamental piece of it. We find still a significant number of properties out in the marketplace. I would say that the pricing maybe has moved up a bit. But we still feel like that there's creative opportunities out there and strategic fits. We do know that in certain areas there's ownership that's looking to exit the, looking for exit strategies, especially in the area of companies that I would say between 50 and 100 million in sales. Our objective, of course, is to have to move up a bit. We want to be looking at companies between 100 -- excuse me 50 to maybe 150 to 200 million. And then that's our first track. Then we have a second track approach. We'll be looking for potential combinations, more of the scope and size that we had with the very fascinating and very successful transaction, the three-way combination with the American Management Systems, Defense Intelligence Group, where we joined with CGI to go through that public corporation for a divestiture picking up a section, which turned out to be a very, very successful transaction. We have configured ourselves in the way of our fiscal structure, financial structure, in such a fashion I think we're very viable contenders in the marketplace for significant business opportunities and that is our drive at the moment.

We're looking at organizations, and Steve and his team are diligently out in the market and we'll continue to look and we do find that there's still lots of properties but the prices may have moved up a little bit. But we don't see an impact on our design point which has always been to have an accretive transactions from the first year on.

Q: Great, Jack. That's very helpful. We'll look for another deal-of-the-year out of you guys this year.

A: We're cooking on them, believe me. Here we come.

Q: One quick follow-up. Could you give us an update on the award activity. Sounds like you and the government are going to be exceptionally busy. Any update would be appreciated. Thanks a lot.

A: I'll start off, then I'll ask our Chief Operating Officer, Bill Fairl, to chime in. Things have been a little bit slow. I've personally had my nose out in the marketplace, street and feet, put my feet on the street and trying to keep up with it. A little bit slow for our particular interests. But we also note that none of our competitors are picking up in any significant way. So we feel like there's just a general workload backlog in the contracting procurement shops right now. Maybe a little bit of spill-over from the supplement and budget push-back and spread out. But, Bill, you might want to talk a little bit more about what we see in terms of some of the things and numbers we talked about in April, if you would, please.

A: You bet, Jack. Brian, Bill Fairl here. Back in April I was talking about the fact that through the end of the third quarter we had proposals in for evaluation of about $1.9 billion and that we expected to submit in our fourth and first quarters another $4 billion of proposals for evaluation, and of that total 5.9 billion, we thought that the government would award about $3 billion worth of those proposals. As we sit here today looking at that same set of numbers, the numbers haven't changed very much, Brian. I now anticipate that in our fourth quarter and our first quarter of fiscal '06 that we will submit about three and a half billion dollars which would give us a total submitted for evaluation of $5.4 billion. And of that I think the government will again award about 2.7 billion during our fourth quarter of FY '05 and first quarter of FY '06. I believe we're on track for that kind of profile, if you will.

Operator: Next we'll go to Mark Jordan with AG Edwards.

Q: Good morning, gentlemen. First, a question relative to the relative impact of expensing the stock options. In your historical presentation for FY '05, had it been adopted, you point out a five to seven percent dilution. This year it's projected at, you know, at a higher level. What is the change in strategy or equity awards that you have made that has the expenses being higher in the current or in the '06 fiscal year versus what would have happened in '05?

A: That's, Mark, an excellent question. And we're delighted to respond here because of the transition effect coming through with the 123R. It's important that people ask their questions so we get a lot of clarity here. Make sure everybody understands how we see this and what's going to be happening. I'd like Steve to pick up here with some details and help round out the response to your important question.

A: Yeah, Mark. The higher expenses were projected not for just for the year but more in particular for us in the first quarter of '06 results from the requirement that we have to immediately recognize the full value of stock options and other equity instruments out of the restricted stock units we use here to employees that would fully vest in those options and equity investments before retirement age or upon retirement age at age 65 or above. The requirement to do so specifically addressed, give you the literature here, Emerging Issues Task Force Bulletin No. 00-23, Issue 19, and the SEC has provided some guidance on our handling of that matter.

But again our equity-based grants includes this provision for retirement, and as such we have a practice of issuing our annual allotment of equity instruments, including restricted stock units and stock options at the start of our fiscal year. And as we have certain individuals that are currently age 65 or older, our expense will be higher in the first quarter of the year relative to the other quarters and also for the full year relative to what we would have done in a prior year. In other words, we wouldn't have expensed all that. So anyway, again, these are noncash kinds of charges here.

Q: Since this is the first implementation, would successive first quarters probably face a lesser dilutive impact while being the highest of the year, it would be less than this current year's 15 to 17%?

A: If I understand you, as we go forward, assuming the same kinds of grants and so forth are issued and we have people that are age 65 and above working here, that we will get that charge in the first quarter of every year. Now we're not allowed to go back and restate fiscal year '05 for this change. And therefore you've got a little bit of an aberration here in fiscal year '06. But as we go into '07 and 2008 you'll see that every first quarter.

A: But the plan presents comparable statistics, though, so you can see a comparison on a all-things-equal basis.

A: The other thing to keep in mind here is the volatility with our options, you know, the assumptions that you use and we're using Black-Sholes here, can change from year to year. We've seen wild swings. If you go back look at our footnotes in the last several years here you can see significant volatility changes that drive the value of options up and down and all over the place.

Q: Following up on the acquisition question, you've been uniquely quiet since the AMS acquisition in May of last year. Is that a symbolic of the fact that you were focusing on at least for a majority of the time the assimilation of that very large acquisition or has it just been a matter of fact that you have not seen something that you really wanted to move forward on over the last 12 months with regards to an acquisition?

A: That's, I'm almost attempted to say, it's an all-of-the-above response. We're very pleased, delighted in fact, with the grace in which the integration of AMS organization came into our enterprise over a six-month period through the middle of the year. Very satisfactory. It's going to be an absolute winner for us. So that's part of it. There has been also some business opportunities we looked at that we got enthusiastic about but for one reason or another we weren't able to pursue. Also to remind you that senior management had the unfortunate distraction of some of its Iraq-related activities last summer that slowed us down a little bit. But the good news on that, I'd like to point out the silver lining was we went through a number of investigations and reviews and came out from that wire-brushing as being an absolutely stellar performing organization that was clean as a whistle in terms of its internals. So we feel very good that we'll be able to pick up the pace here as we go into the next fiscal year. We've got the team organized and on the starting blocks. When the whistle blows, we'll be after it.

Q: Thanks a lot.

Operator: Next we'll go to Jason Kupferberg with UBS.

Q: Good morning, guys.

A: Good morning, Jason.

Q: Just wanted to ask a question about the guidance a little bit. Are you kind of widening and lowering the lower end of your organic growth range a little bit to 10 to 15? Start was 12 to 15, as you pointed out. Jack, how should we kind of think about kind of a low end of that range versus a high end of the range based on Bill's commentary where we stand with contract opportunity sets, the fact that, Jack, you mentioned there may be a little bit of a slow-down in some of the procurement apparatus, you know, what's kind of the thought process there?

A: We're still looking -- the numbers we've given you I think are our best professional estimates of what we see in the future given some of the vagaries. We're hopeful that the award cycle will begin to pick up its pace here in the next two to three weeks as we get to the mid-summer. We certainly have a hell of a backlog. The only thing I can share with you in the way of good news, if there is such a way to look at this, is we're not alone. A number of the companies that are backed up but if that breaks loose, and when it breaks loose, and I'm optimistic that they'll begin to break loose by the late part of summer or if not earlier, that we'll begin to see some lift. Because many of the deals we have are new initiatives, new opportunities, expansion opportunities that we believe are vital. They're funded. They are deals that have money behind them. Budget lines are ready in place to go. We've been working to get our teams and folks positioned and lined up. So I think I'd remain on the optimistic side but guardedly so for the moment.

Q: Just kind of a follow-up on that. I think on the last call you talked about some prepositioning, I think is the word you had used for larger deals and kind of the $200 million pressure range. I want to get a sense how you guys get an edge versus the tier 1 vendors on those contracts because it would seem just given the sheer size of the revenue base the way it's escalated you need to win larger contracts to keep your organic growth rate up in historic ranges. So how do you kind of elevate your success into those bigger deals versus the tier 1s?

A: Let me start off with a couple of comments and I'll pitch it to Bill here. The first basic premise is, many of you know, for CACI International, we take great pride in retaining our current customer base. So our recompetes and expanded recompetes and large recompete opportunities are our first line of business protection. We have a terrific record, virtually 100% over many, many years of retaining our current customers. That's due to performance and basically because we're paying attention to it. But we are always needing that lift that comes beyond, and I'll ask Bill to talk a little bit about some of the things he sees out there.

A: You bet, Jack. Jason, it's a good observation. You're correct, as we get larger we do need to win, pursue, and win some of those bigger deals. It just takes a lot of those small deals to feed the engine we have going here. So your question about how do you do that, the answer is it's back to basic principles, quite frankly. This is and always will be a relationship business. But on those larger deals, you need to position yourself earlier on those things. You need to move your time horizon out a little bit farther, a couple years, if you will, start working your deals, getting what we like to call our star distinctions into the dialog, if you will. What makes CACI unique, why a customer should select us, and quite frankly help the customer better understand over a longer period of time why CACI is the right choice there. And I think that in a nutshell wraps it up.

Q: Okay. If I can sneak in one quick one for you, Jack. What would be your general thought? There's been some talk in the marketplace about the prospect of a merger of equals, if you will, among, whether it's yourselves or some of your other peers, what would be your general thoughts from the CACI point of view on that scenario?

A: Let me put it this way, we're always reflecting in the marketplace what might be the best business strategy for the corporation. It's reviewed from time to time at the board level. We're certainly very sensitive and mindful of our fiduciary duty to be open to any significant overtures from companies that obviously have the bona fides representation. We're not a company that can be approached by just anybody, obviously, because of the size of our organization, our equity cap is somewhere around two billion, round numbers, somewhere in that, 1.8 billion, so on, somewhere in that neighborhood.

All that considered, we are much aware to the things that are going on in the marketplace. Mergers of equals, they're not too many successful MOEs, as you well know. I guess AOL/Time Warner being the poster boy of how not to do it. So we're mindful of the need to put ourselves in the position to join with larger companies and companies of our equivalent size. But I think the odds are not that great that you'll find someone to do that with.

Q: Thank you.

Operator: And next from Legg Mason we'll go to Bill Loomis.

Q: Two questions. One, Steve, on the RSU dilution, do you know what that was or will be in the fiscal fourth quarter '05 for all fiscal '05, not the option expense, but the RSU dilution, and also if you could comment, Bill, or someone, on activity under some of your existing contracts, Mega, TEFOS, your GSA schedule, things like that.

A: The answer on your RSU expense on fiscal '05, it's about $2 million. What that is, it's an amortization of RSUs that were granted in the prior year. It's over a three-year period of time. So as new RSUs get issued this year, hopefully, there will be a layering effect, is what you'll see on that. But for fiscal year '05, it's about $2 million. You can see that number if you go to our funds flow statement that we file with our results. It's included in that. You can see it.

Q: And then the fourth quarter, what would you estimate that would be in the fourth quarter alone?

A: It's been running about half a million dollars a quarter.

Q: Okay. And then activity under some of your existing contracts, how is that tracking? You mentioned new awards aren't picking up as much as you would like. How would that work under your existing contracts?

A: Bill, this is Bill Fairl. The first thing I would say is that is a point we have made over our last couple of calls, is our clients are making heavy use of our existing contract vehicles and we have plenty of those vehicles in place with all the ceiling we need.

To specifically answer your question, I would tell you that the funding continues to roll into CACI, very strong. Quite frankly well above where we were last year at this time. That's a forward-leading indicator, if you will. The other thing I would say on the actual awards, as you recall, in the last conference call we did. I kind of indicated we expected to see these awards occur over our fourth quarter of fiscal '05 and the first quarter of fiscal '06. The reason I did that is that it's a little hard to predict within an exact quarter when one of these awards is going to occur. But I'll tell you historically we get most of our awards in our first quarter of the fiscal year. So that's why I'm still confident of those parameters and numbers that I told you about before.

Q: Has anything changed out there, I mean from a budget standpoint, doesn't look like there's been any moving parts or legislative impact or anything like that. Is there any specific reasons why it might not be ramping as quickly as you thought?

A: I would say, Bill, from a Congressional perspective, we identify nothing that affects us directly. Some of the supplement that was passed recently and some of the things that were put in place, we feel like are having a bit of getting molasses treatment, moving kind of slow through the organizational hierarchy, in terms of approvals and sign-offs and allocations and distributions and so forth. I would call that kind of a slow implementation through, I'll use this word lovingly, to the bureaucracy. But it's not a matter of not having the money. It just seems like it's going slow for some of the reasons we've indicated. I think there's a lot going on. They're a little bit shorthanded here and there. There's some distraction of things like Brack, like the intensity of feeding the ongoing activities in the war zone. Those are the kind of things that give a bit of distraction to the, I guess prompt implementation of some of the funding obligations and contract awards.

Q: Okay. Thank you.

Operator: Next we'll go to Edward Caso with Wachovia.

Q: Thank you. I was just curious if some of the sort of lower than normal pace of wins reflects losses as opposed to less decisions being made and if that's the case maybe you could give us a feel for the, when you guys go back and do the postmortems with your clients and why you didn't win, maybe you could give us a sense on why you might not be winning.

A: Let me start off, then I'll give it to Bill. This is Jack. Generally it's not a matter of losing, it's a matter of nothing happening. We have had a few wins we've announced or are in the process of announcing. I think we went out with our GSA BPA yesterday which was a very nice broad-gauged contract instrument. It should be another one of those vehicles that will provide us a lot of legs into the federal establishment. But I don't -- it's not a matter of losing. It's a matter of nothing happening. Don't overdramatize it. Bill, what would you amplify?

A: That's exactly right. Ed, there's nothing in the book of pursuits we're looking at here that has gone south on us, quite frankly. We're still waiting for it to come out. As Jack mentioned earlier, the supplemental funding was signed in early May there, and that's kind of making its way through the system, if you will. So no losses.

Q: So there's no lingering perception overhang from the Abu Ghraib noise?

A: Ed, I don't have any sense for that. I would say no at this point. As Jack mentioned earlier, we got put through a pretty good review here over the summer last year, and I think we've come out with flying colors.

A: I've been around the globe, if you will, Germany, the Middle East, been over to the Far East and the customer reaction is strong. It's actually very strong in terms of CACI. We had a little bit of headline stuff and some wire-brushing from some of the administrative aspects of the United States federal government, which I'm very proud, we stood up and we're very responsive and I thought we had very good results from that exercise. And in fact I will make the statement or the claim, if you will, that we are better recognized for the integrity of our management systems and our approach dealing with the federal government probably than we were two or three years ago. Just because of the visibility and the illumination, getting out in the sunlight compared to our competitors. Now, that doesn't mean it's just going to all of a sudden give you business. But I'm just saying I don't think that has any material impact whatsoever in terms of our business vitality and the opportunities going forward.

Q: Steve, you offered guidance, operating cash flow in FY '06. Can you remind us what the FY '05 guidance is?

A: FY '05 is 115 to $120 million.

Q: Last question, I want to circle back to the organic growth range being 10 to 15 and the long-term being 12 to 15. Is that just sort of the slow start here on the awards? Is that what that reflects?

A: I think a lot of it is a factor of how you calculate the range of guidance where you take the high to low and low to high on the range of guidance for '05 and '06. It gives you a higher range. Our stated goal, as Jack has indicated, we've said many times, is to grow organically 12 to 15%.

A: The 20% overall growth objective, or higher, based on the acquisition, mentioned the five to eight percent that we typically -- we're looking to be able to implement at that level here for the near term anyway. That's our goal, and we are developing our internal business mechanisms and plans to achieve those levels.

Q: Thank you.

Operator: And next, from Stevens, Incorporated, we will go to Tim Quillin.

Q: Good morning.

A: Good morning, Tim.

Q: Just to follow up on that question. You know the stock is down quite a bit today. I think there might be a little bit of concern about the first quarter revenue guidance being a little bit below expectations. I just want to get a sense the eight to 11% revenue growth that you're expecting in 1Q, is that all kind of related to slow pace of awards, is it just being conservative? You know what was the thought process that went into that guidance level?

A: Tim, this is Bill Fairl. One of the key drivers in this whole thing, quite frankly, is the comparison to our first quarter last year, when we just had right at the end of that first quarter, just a tremendous insurge of ODCs, if you will. Really blew the doors off of what we were expecting there in terms of ODCs first quarter last year. So that makes kind of a tough comparison this year quite frankly.

Q: That's helpful.

A: I'd just add to that, again, our models do not assume a higher -- we assume a normal level of ODCs in our first quarter '06 relative as Bill said a very high first quarter last year of ODCs.

A: It's a bit unusual.

A: It was unusual.

Q: Okay. That's helpful. Then, Steve, just a couple of questions. One, in the operating cash flow guidance for '06, which is very strong, what is the embedded assumption as far as DSO, which I think was 79 last quarter?

A: It's coming down from that. We would say it's in the mid-70s. 75, 76, in that kind of range.

Q: Lastly, your interest rate assumption is 5-2 to 5-5, what's the interest rate you're paying right now?

A: Right now we're at about, LIBOR rate right now is about 2.3%. We have just negotiated, we got kind of a blended rate here in the first quarter, fourth quarter. We're about 200 basis points over that, but we negotiated down about a point and a half. So somewhere just about 5%, a little under 5% is kind of the run rate.

Q: Okay. Very good. Thank you.

Operator: And next we'll go to John Mahoney with CBNT.

Q: Good morning, guys. How are you doing?

A: Good, John. How are you?

Q: Pretty good. I want to follow up on some of the recent questions about the first quarter revenue growth. I mean if you take a mid point of the 420 to 425, 9% growth, I know we went over that before but it's the tough ODCs is that the primary culprit?

A: That's what I would say, yes, John. Absolutely. We're assuming a lot less ODCs revenue in '06 than '05.

Q: Okay. That's had the biggest impact, that's in the first quarter?

A: Yes. Still indicated. We had if you recall a 23% internal growth rate in the first quarter of '05 and it was largely driven by some of these ODCs that came through in that first quarter, which we were not planning on that same level this year.

Q: Okay. On the earnings basis, we're going to be, you know, in the 70 -- 71, 74 range. The earnings growth is not tremendous in the first quarter. I think ODCs generally aren't as profitable, we would be able to outgrow the, not as big an impact there.

A: I would tell you generally, John, the added we have this year are restricted stock units. As indicated earlier, we're going to have probably more than double the level that we had had in '05. That on a pretax basis is several million dollars.

Q: Okay. Okay. I guess the high end of the range $0.74 is up 12%, and it would be in the higher -- mid to high teens excluding the restricted stock units, is that the message?

A: I don't have the calculation in hand but if you backed out a couple million dollars of additional restricted stock unit expense in there, that would get you to a much higher rate.

Q: Thanks a lot.

A: Keep in mind those are noncash charges here.

A: [Indiscernible] only.

Operator: Next we'll go to Sandra Notardonato with Robert Baird.

Q: Just a follow-on to John's question on the -- you mentioned, Steve, the ODCs in the first quarter of '05. If you take out ODCs, do you know what the organic growth rate was for that quarter?

A: Sandra, I don't have that for you. I can get it for you later. If you want to call me later. I just don't have it handy.

Q: The fourth quarter and the first quarter, what's the organic growth you're assuming for this June quarter and the September quarter?

A: It's in the 14, 15% range, in the fourth quarter of '05. And it's in the eight to 11 as we indicated here.

Q: That would all be organic in the first quarter?

A: Absolutely.

Q: Okay. A question for Bill. You mentioned $2.7 billion of potential awards in Q4 and Q1. How much of that would be recompete business versus new business?

A: Well, the first thing, Sandra, I want to mention is that's the number of awards I anticipate the government making. I don't expect we'll have 100% win rate on that 2.7 billion. We have a target for ourselves of about 40% win rate. We typically do a little better than that, but our minimum goal is 40%. I want to be sure I'm clear on that one.

Q: I didn't ask my question clearly. Thanks for saying that.

A: So to go back to your question, more than half of that is new business, as Jack alluded to earlier.

Q: More than half is new business?

A: For us, yes.

Q: If you can talk about, you're talking about a lot of activity in the pipeline, a lot of potential contracts coming through. How are you addressing the market in terms of your additions on the business development side, on the procurement side, just some of the thoughts you have going into '06 in terms of trying to continue to capture market share?

A: Well, that's a very good question, Sandra. We have in fact added some robustness into our business development process, both at the corporate level and down within the operating entities as well. We've added additional staff, some real folks that we're very pleased to have on board with us now to basically address this increasing pipeline that we've been talking about here for a couple of quarters now. So we've added a few more cylinders into the engine, if you will.

A: We've added more investment money, if you will, call it investment, at least planning to spend more money in these business pursuit areas, not only recompetes, but new initiatives as well.

Q: So the increase in investment for the growth of the company, does that mean that margins on the operating side stay between 9.5, 10% for this year, for fiscal '06?

A: That's the margins we're planning. We have a larger business. We're going to put a continuing amount of investment opportunity or expense, if you will, or costs into new business pursuits.

It follows as night follows day, we need to go after more deals and more larger deals, both. And we have a pipeline model, if you will, that is going to be implemented or has been implemented in terms of the kinds and scope and range and size of deals we need. We're in the midst of implementing that I guess with some refinement, right, Bill?

A: That's right, Jack.

A: You're adding some new folks, some experts in business pursuit and proposal development and taxing management and so on, the skill sets needed to do many larger bids as we go along.

Q: Last question. Have you noticed any disruption to business out there with the acquisitions of PEC and Titan that were announced?

A: I'll give you my sense. I think it's imperceptible. We've competed with certain aspects of those organizations in the past. We also teamed with them in certain configurations. I would just repeat, the general array of this industry with its fragmentation is that today's partner is tomorrow's competitor, vice versa. And sometimes we're competing and teaming at the same time with organizations. In all the years I've been in business, I don't think that that's going to be changing. Because most of these bid situations are customer relationship driven.

Q: So are you subbing to Titan on any contracts of note that potentially you may lose that position?

A: I don't anticipate that. But, Bill, maybe you could pick up on that. I don't anticipate losing any of the relationship situations whatsoever.

A: Jack, I agree with you. There's really nothing there. I mean at this level you're, on one hand you're subbing to somebody and on the other hand they're subbing to you. So there's -- you gotta be able to work together here to do business at this level. So no, I don't see any impact to that.

Q: Great. Thank you.

A: Sandra, this is Steve. I wanted to clarify, operating margins for the year, guidance is in the 9.5 to 9.6% is what we're giving in the guidance. Our target, though, is to get to 10. And I should point out this is prestock option expensing. Those numbers will change once we start expensing options.

Operator: Next, from William Blair, we'll hear from Laura Lederman.

Q: A few questions. One is on the ODCs in Q1 of '05, could you give us a rough feel for what they're worth so we can back it out and do the math on what the internal growth rate is with them.

A: It's in the Q. I don't have it handy with me. I'll be more than happy, Dave and I, after the call, if you want to call us, we'll walk you through that.

Q: Also turning to the long-term growth rate of 12 to 15% internal or organic growth, yet only 10 to 15% of fixed. I guess I look at that 12 to 15% and say, wow, that seems a lot given how big you're getting. I wanted to know how comfortable you were with the 12 to 15% long-term. It seems it gets harder and harder to do as you grow.

A: Let me address that if I might. There's no question about the ultimate limit. I would just point out, CACI International has a very aggressive growth strategy and culture. And part of this is a cultural perspective. And I think we're talking about a company that in the foreseeable future, meaning the next year or two, should be able to talk in terms of these kinds of growth objectives. There's no question about it. At some time, some point there will have to be some reflection at the time we believe that's in the best interests to discuss that with the community we would be glad to do so. But I believe that we set our targets, if you aim high you hit high. If you aim low you're going to hit low. So I'm not in the mood and in the position not knowing our objectives and standards and pulling the bar down. I think we've got plenty of opportunity. We've got a very good financial statement that we can use for the M&A side. We're sharpening our swords, if you will. Our knifes, in terms of going after competitive opportunities. Bill has alluded or highlighted some of the things he's doing in that area. We'll continue to do so. I'm optimistic and enthusiastic about the idea of breaking away from the pack and being able to perform at these, what I call very, very substantial rates given the size of our enterprise today.

Q: So it's more sort of an internal goal than really a true guidance, if you will?

A: It has always been a goal. And we have been, when I say always a goal, I can't remember when it wasn't a goal. So that's always for at least 10 to 15 years of my tenure here, but we will be shooting very much for that objective this year. There's no question about what we'll be going after in terms of goal. Maybe -- did I answer your question? I hope I did.

Q: Yes. Thank you. Final question, which is the amount of Q4 and Q1 contract awards going down from $4 billion to $3.5 billion. Is that just delay that some will be cited in Q1 instead of Q2? I want to understand the difference between those numbers and why they're going down a little bit better.

A: Again, make sure I clarify what I want to say there. I was not talking about that being the number of awards in Q1 and, rather, Q4 and Q1. That was the dollar value of proposals that we would submit during that time period. So really the only thing that's happened there is that a couple of the procurements have moved a little bit into our second quarter of fiscal '06. So they're still there, they've just slipped about 90 days or so. So it's just a matter of me seeing those proposals now being submitted in our second quarter of fiscal '06.

A: Does that help? Hello?

Operator: Moving on, we'll go to Julie Santoriello with Morgan Stanley.

Q: Good morning. I wondered if you have an update for us on the backlog.

A: We give you that at the end of the fiscal year. We're almost to the end of our fiscal year here. We'll give that out in the August time frame.

Q: Okay. And what are the sort of themes, if you will, in the last couple of quarters has been, new awards in general have been slowing, a lot of backlog among procurement offices throughout DOD and other areas, but the task order activity has seemed to remain strong and that was supporting revenue. And has that continued into this quarter or are you also seeing some delays in the task order area?

A: Julie, it's remained strong. It's kind of an interesting phenomenon. That's why we direct our attention to our investor community and analysts because it's sort of the other lever on performance, but I want to turn it over to Steve because he's on top of the numbers per se but, Steve, would you want to discuss it a little bit.

A: At the end of the last quarter we gave our funding statistics if you may recall, for the full year we were looking at I believe the number, and Dave Dragics will correct me if I'm wrong here, we were up about 29%, I believe, year-over-year on the funding side of the house. We expect that trend to not only continue in the fourth quarter but we think we'll end the fourth quarter and the total year at 31% or so over the prior year. So our fourth quarter fundings right now are up significantly over what we received last year to the tune of about 40% over where we were last year.

Q: Great. And just in terms of the award activity at CACI slowing, you did say that you see you're certainly not alone as part of that trend. But is there anything going on internally that you think you can help to move some of those awards forward more quickly, either in terms of getting new personnel in place or just in general ratcheting up your head count in some way?

A: Let me try to help on this. This is not a matter of what CACI can do except inquire, of course, in a diplomatic and appropriate way to express our interest and the status of procurement activity moving through the decision mechanisms and the administrative process, the United States government contracting offices. In fact, you quite frankly don't want to be too nosy poking around in there because they tend to have kind of a negative reaction to that. They will process them as they will process them.

I'm not concerned about the rates right now for the simple reason that our funding on our existing contracts, the ones we had to have no ceiling, that there are not anywhere close to being approaching our ceiling, have been very strong. So the money is being spent in the ways they can spend it, through the project offices. Where in the contract office, where I think you had people shorthanded, due to distractions, perhaps, of some of the material issues with equipment and so on for the war, you've had sort of a distraction and some slow-down, but I don't think it has anything to do with what's going to ultimately happen in terms of our industry and certainly CACI. The good news is that at the same time we're waiting for these things. The good news is, as Steve indicated to you, the fundings is, has been very strong. So overall it's, I think we're doing just fine and that the administrative issues associated with these awards will be coming through in due course and we will be the recipient of our, certainly our fair share if not more so.

Q: And just one more question, if I may. This really gets to the point of coming into this fourth fiscal quarter for the government and tending to be a strong budget flush sort of quarter and whether that impacts you and ODCs, other parts of your business. We had also heard that there are, I guess, the GSA I believe is making it tougher to carry funds forward from the budget fiscal year to next and some rumblings that it could be an especially strong budget flush kind of quarter because of that. Any commentary there?

A: Bill, can you address that? I'm not sure I've seen that in any significant way. But perhaps you --

A: Yes, sir, Jack. Julie, I would say we expect our first quarter fiscal '06, which is the government's fourth quarter, has historically been the strongest quarter for us in terms of awards. That's typically September 30th is the date when you see lots of things need to get done, quite frankly. So that will be a combination of things like new contract awards and also quite frankly as we expected last year it's a little bit hard to predict but that's when you see a lot of the ODCs come through as well. It's in that late August through September time frame when all those actions really ultimately have to get done to meet that September 30th deadline. I expect that trend to continue as we've experienced in years past.

Q: Okay. Thank you.

A: You're welcome.

Operator: Next we'll go to Joseph Vafi with Jeffries.

Q: Hi, gentlemen. Good morning. I don't really have too many more questions. Maybe just one kind of high level question. If we look at the business moving forward and, you know, obviously there's a big pipeline of deals, at the same time the company's in a position, I think, to be looking at larger business as it grows in order to keep its pace of growth and because those deals are more applicable to the company, do you see more of your pipeline now being in a situation where you're bidding for business that you would have to unseat an incumbent perhaps smaller business which might have been brand new tasking? Thank you.

A: That's an excellent question, Joe. And one we've been addressing with I'll call it some vigor over the last year or so, as we've moved into this next tier, approaching $2 billion in sales in the next year and a half or so. And I know Bill has focused and been working diligently to put some mechanisms in place to address the larger opportunities. Bill, maybe you'd like to round out with a detail or two at least your perspective on how we are making that transformation, which I think we're going to be successful in doing, but it's in process, a work in process, as we see.

A: Joe, Bill Fairl here. Jack is right on the point there. I think I mentioned on earlier calls, to go to your point there, we need to track, pursue, capture and win these what I call these tier 1 big deals. And those are deals that are $200 million and above. And to that end we've kind of expanded our horizon, the time period over which we track these opportunities and prepare our pursuits. It goes out into the three-, four-, maybe even five-year time windows in some cases. I'll tell you just over the next two years we're looking at more than 20 of these $200 million plus deals, if you will, and your point about in some cases they're not all new business for everybody, they're somebody's recompete. You're right about that. So we need to find those opportunities where CACI can in fact have a legitimate shot at taking that business away from somebody else.

Q: That's helpful. Thank you.

Operator: And next, from SG Cowen, we'll hear from Cai von Rumohr.

Q: Yes, thank you, gentlemen. I think you mentioned that the fundings were up 29%. That's year-to-date. And I know there was confusion on the last call about the difference between funding and awards. And I believe you said 31%. That would be, you know, approximately funding full-year over full-year?

A: That's correct, Cai.

Q: But any way we cut it, we don't know what the fundings were last year, but unless they fell off the table, that means, you know, a pretty good gain and would presume a ratio of funding to sales pretty comfortably over 1. Looks to me like 1.2. Is there something wrong with that math?

A: Cai, we're looking, and these numbers we'll firm these up here at the end of our fiscal year. And again this is an estimate at this point in time. But last year we had fundings of about a billion three. This year we think we're going to be somewhere in the billion 750 million dollar range on fundings. And that's about a 31% year-over-year increase on those numbers. Fiscal year '06 is not completed yet, and that's kind of our -- '05 is not completed yet. That's our estimate as to where we think it's coming in.

Q: Terrific. That's very helpful. And could you comment a little bit, I guess recently in Boston you were talking about adding 15 to 20 folks per week, I believe it was, and you have 500 billets opened in the classified area. Could you talk a little bit about how you're doing with, you know, ability to find people and maybe labor turnover?

A: Okay. Cai, this is Bill Fairl. Yeah, we do track those statistics very carefully. And the good news is we, as soon as we fill those positions, our clients open additional positions for us, quite frankly. So we always have kind of a working pool that we're recruiting against there. But to answer your question about how we specifically tackle folks in the intel space, which is what I think you were getting at there, since those are the highly prized of all, if you will. We run targeted recruiting campaigns for those folks. We'll do invitational career fairs where we have a pretty extensive network of folks that we know that are out there in the industry. We've been in this intel business a long, long time quite frankly. So those people tend to know each other, if you will. And one of the things that's been successful for us is going out to our targeted audience with those folks. I'll tell you we did one of these sessions about two months ago and we had over 500 candidates show up on a weekend day to interview with us. All targeted for the intel space. So that technique is working good for us.

Q: Thank you. And last question. Your indicated guidance on cash flow next year, that seemed a little higher than what we were looking for, given that this year was bolstered, looks like it was bolstered by pretty good improvement in DSOs. How do we get to the higher number? What are the drivers? Are you assuming further improvement in DSOs or what are the key drivers there?

A: Cai, I would say on the receivable side it's a little bit of improvement. But we've come from the low 80s down, and I think we're going to settle in that 75 to 77-day range is our hope and maybe even drive that lower. Again, I don't know what numbers you're looking at. One of the things you have to look at too is the impact of RSUs and stock option expenses. These are noncash kinds of items you need to add back into your model. I don't know how you've modelled it.

Q: I've added them back in. It just seems like a higher number given you got a pretty good benefit this year, you should from the reduction in DSOs. And I assume -- so that receivables presumably would be [unintelligible] next year.

A: There is improvement in DSOs versus where we were a year ago. So this is one of the big drivers here.

Q: Okay. We can deal with it off line. Thank you very much.

A: Thanks, Cai.

Operator: And next, from IRG, we'll hear from Alex Hamilton.

Q: Good morning. Thank you for taking my questions. Two questions. One, if you don't mind, I know you've repeated it a couple of times, and I missed it every time. Could you repeat the number of bids you'll be submitting in the second quarter and how that pipeline has filled up.

A: I'm sorry, Alex, did you say the number of bids in the second quarter?

Q: Or the bid pipeline now. You mentioned I guess three and a half billion.

A: Yes. Let me go back over those statistics again. Happy to do that for you. I'll back all the way up here so I get numbers consistent. When we did our last conference call in April, I gave you a number of 1.9 billion, which is what CACI had already submitted and was in to our clients for evaluation at that point in time. Going forward, I anticipate that we will submit around $3.5 billion in additional proposals for evaluation and in our fourth quarter of this year and our first quarter of fiscal '06. That will get you up to $5.4 billion number.

Now, of that $5.4 billion, I think the government's going to award approximately half of that, $2.7 billion during our fourth quarter and our first quarter of fiscal '06.

Q: Okay. Great. Thank you. And just to give one last kick to the horse, you've talked about kind of a, the award environment kind of sliding to the right. What I'd be curious about is, I mean there's typically a seasonality anyway to the government. More specifically, are there particular areas where that's happening more than others? For example, we've talked about DOD. I don't think we've talked about DOJ. We've talked about task orders but have you seen any of this molasses, per se, to other areas other than DOD?

A: No, Alex. And of course that's where most of our business is done anyway. It's kind of general to the extent that Jack described it before. I still think you'll see the historic pattern repeat itself, where most of the activity will occur in our first fiscal quarter of FY '06 which is the government's fourth fiscal quarter. That's when they really kind of bring everything to a close and put a bowl on their fiscal year, if you will. That's when all the awards are made in terms of getting it done by September 30th and you see a lot of ODCs expenditures as well in that time frame.

Q: Great. Thank you.

Operator: And next we'll go to Colin Gillis with Adams Harkness.

Q: Good morning, everybody. The first question is, there's been a lot of language used on the call today about awards slowing. I just wanted to get a clarification from you. Is that really what you're seeing or is it really more of an issue that we're not seeing awards accelerating?

A: This is Bill Fairl. You know, I've made a point here over the last couple of calls about talking about seeing the awards over a six-month period. That was from April 1st of this year through September 30th. So our fourth quarter and our first quarter, I still think the majority of those awards are going to occur during that time period. I didn't want to break it into an individual quarter, because it's too hard to predict that. Again, historically most of those awards occur during the government's fourth quarter, which is our first fiscal quarter. That's still going to happen this year.

Q: Exactly. The acceleration we've all been expecting, it's still intact. It's just an issue of when the log jam gets freed.

A: Yeah, and I still think that log jam is going to get freed during the period I indicated earlier, which is by the end of our first fiscal quarter September 30th.

Q: Right. Beautiful. Then just, Steve, I have a question for you in terms of seasonality. Is there anything you want to comment on about the December quarter? You know just with the amount of money left in the system at this point in the year, do you think that we might get, you know, some changes to the historical seasonality in regards to the December quarter? You know especially that we're not in an election year?

A: When you say the seasonality, the seasonality we would see is really more in our first quarter where we would have, it's really more of a vacation issue that we have with people where they take vacations in the summer and we don't have many salable hours to work with.

Dave, do you have a comment?

A: Colin, I think your question is more related to the budget process up on Capitol Hill as opposed to seasonality, when you talk about the December quarter. Again, you gotta go back, look at where are we in the appropriations process and where will we be come September 30th and October 1st. There's a lot of things that have to happen. The House is much further along in the appropriations process than the Senate is. Still, it doesn't mean that we'll have continuing resolutions, which does affect the October, November, December time frame. So anybody that's looking at this whole process has to consider not only what we've been talking about but what's going on downtown on both sides of the hill with regards to the budget process for FY '06. That was going to come into play again as we get into August and September. So it's kind of like we'll put everybody on notice. We don't see too much of a significant change other than the fact that, you know, the House will further along.

Q: Finally, Jack, I think you indicated that stock option expense is going to be broken out. Should we expect to see that there to be pro forma results in your fiscal '06 excluding stock option expense as well?

A: Colin, this is Steve. We're going to present the results on a pro forma basis, kind of the way we are today and then with the stock options stuff so you can see clearly the business as we all know it and now with this accounting change.

A: We want to do that for several reasons. We want to show you the basic going-forward performance of the company on its fundamentals if you will, if I can use that term with you here. And the other thing is that we are, to the best of my knowledge, sort of out in front on implementing 123R, and there are many of our companies in our space, a number of companies in our space that will not be doing so because they're not required to for a while. So there will be, there could be the potential for discontinuity or some aberrations in the comparisons or the examination of our performance vis-a-vis some of the others. We want to make sure there's a level playing field from an analytical viewpoint and we view that as a service to you. And we will also demonstrate to you our belief is very strong in our fundamentals going forward.

Q: Makes sense to me. Thank you.

Operator: And next we'll go to Paul Carlos with Advest Advisors.

Q: Just a clarification. On the acquisition discipline as we model out the next few years, when you have mentioned the goal is to make it accretive from one year out, should we think of that as accretive in the first year, or first year may be dilutive or break-even, then it becomes accretive? Just to understand the discipline.

A: I'll approach it this way. It's a good question. I'd like to have the opportunity to review it here. It is not, will not be our objective to do anything but accretive transactions. So we won't be moving into and consummating a deal so to speak sort of knowing that it's not going to be accretive. Now, sometimes things don't always work out as you think. So there's always that outlying possibility that they would turn dilutive in some fashion. But let me reflect on our record. We have some 29, 28 or 29 transactions. Some of them are fairly small. But the fact is that we have had an unblemished record on accretive transactions. And that's a long string. Some of them, obviously, have been more exciting and more upside than others. But they've all been satisfactory. They've all been positive cash flow and all accretive. And that's because we've modelled them in the first place and we've done a better job than average of integrating these companies. I think the crowning example is what we were able to do with the United Group, and that's given our organization and our M&A apparatus, if you will, organization, a lot of confidence we can take on equivalent sized opportunities and even larger ones. It's a matter of kind of growing into this. And I think we ought to be able to sustain that type of a record of going forward and we will be, that is our design point.

Q: Great. Thank you.

Operator: Next, from RBC Capital Markets, we'll hear from Jamie Sullivan.

A: Hello, Jamie.

Q: Hi, it's Cynthia Houlton. Just wanted to, I know a lot of questions have been answered, so I just don't want to repeat that. I think the only thing in terms of there were a lot of questions about guidance and then again the activity levels and the award levels. If we look at your guidance and what you're assuming in terms of when the pace of some of this improves you're assuming the kind of traditional improvement and that's baked in your guidance? What would happen to on the low end versus the higher end? And is that somewhat predicated in this slower award activity that you've seen?

A: Cynthia, I'm not sure I fully understood your question. But in terms of our guidance, you know, we've looked at all the information that we have available to us today and our best estimates today are timing is some of these awards when Bill and his team think they're going to happen and that gets reflected into the forecast of our guidance and so forth. So, again, our best estimates today based on what we know today and what we anticipate to happen, that's what kind of factors into our guidance. I don't know if that answers your question. I don't know if I fully understood what you were asking. But...

Q: I'm sorry, I didn't ask it very well. I guess what I'm trying to say is, the slower pace of awards you've seen, is that new or is that, you know, did that adjust your guidance at all in terms of how you were looking at next fiscal year or do you see what you're seeing with award activity again very similar to what we've seen in previous years? I guess I'm just trying to figure out what's different this year or maybe nothing is different. There's been a lot of emphasis on this issue.

A: Let me just say -- I'll try, because I believe I understand what you've asked. It's important from the standpoint of have we done our projections. We've done our projections based on the idea that we believe that this slow-down will have its time and pass on. And there will be awards made and so on. A little bit later than we anticipated but not to the extent we've ground those into our forecasts per se, and we offset that with what I'll call reasonably high confidence in the funding level that we articulated and made an issue out of over this last six months. If they'd been very stable, in fact growing as Steve indicated, significantly, on contract vehicles we've had in place for many, many years. So we think that combination in the short run, meaning -- in the near term, let me use that word, the next year or so, gives us a lot of confidence in making the projections we've had. And again we've given you the ranges, the bandwidths on these things and the best estimates of what we see out there and how we kind of assimilate all the experience our leadership team plus the inputs from our junior management organizations that are right in the middle of these project activities.

Bill, does that sort of reflect the way we've gone about this and the way we've looked at next year.

A: I think that's right, Jack, and I think we've made the point several times it's a little hard to predict some of the ODC activity, particularly as you get out towards the end of the fiscal year. So we do the best we can there. But --

A: That's a particularly hard element to really nail down.

A: That's because the customers haven't always made up their mind exactly what they're going to need, how they're going to pull their year-end programs together. And it's not necessarily a matter of our being clairvoyant, we need to find out how the customer set is going to react to those late-breaking situations.

Q: Great. That's helpful. Thank you.

Operator: Next we'll go to Jason Kupferberg with UBS.

Q: Just a quick follow-up. Can you guys talk a little bit more specific about what you're seeing at GSA? You referenced it a little bit earlier, but we met with some people last week in DC and there was kind of mixed views as far as the fact that the internal reorg going on at GSA seems to be slowing things down a little bit. Maybe that's kind of what you were referencing when you talked about the whole procurement apparatus taking a pause here. And kind of related to that, are you seeing any of your DOD customers gravitate back towards GSA or what's kind of the current trend there? Thanks.

A: Let me offer my thoughts, then I'll pass it to Bill, because he's closer to the firing line in that regard. What I'm seeing with my peers and CEO colleagues and others that are sort of watching this I would say from across the river, there is some, quite frankly, mixed perspectives. We certainly know the Department of the Defense seems to be moving back into GSA. There was a time last summer, last fall, when there was the, quote, get it right program at GSA having to do with the GSA Schedule 70, the IT services contract schedule. I think that is beginning to settle down as best I perceive it. Of course we announced yesterday the award of a GSA contract and Bill may want to address that in a second, but I don't believe that that is an impending issue.

There is some reorganization issues, as some of you know. Our good colleague, Mr. Tom Davis, Thomas Davis, the congressman here from Northern Virginia, the government-formed committee that looked into some degree the issues pertaining to the GSA reorganization and some oversight issues he's been concerned with. There's some questions about the Alliant contract and its moving, slowing down a little bit. But I think that they're going to be moving business opportunities. The government still needs to move out, and the IT, the information technology and infrastructure is a significant issue. It's not something that can be put off indefinitely. And I believe that there will be strong movement through this year and enhancing and moving forward in these areas. I'm still very enthusiastic about the business opportunities out there. Some of these contracting matters, yes, will have to get sorted out. The reorganization of GSA will have to get sorted out. But I believe it will be movement and there's being, there's significant Congressional attention being paid in that area. I'm not sure if I answered your questions.

But, Bill, did you have some things you wanted to add, in particular, because this is an important issue, GSA side of this, and you might announce the contract we announced yesterday.

A: You bet, Jack. Jason, I don't know if you noticed it, but we put out an announcement yesterday on a $25 million contract to provide support to the United States Army on an ammunition management system. That came to us through the GSA mechanism.

I'll tell you, I haven't seen any appreciable recent slow-down in that activity there. The other thing I'd tell you is it tends to be a little service-dependent as well, particularly on the Navy side. For a while now they've been making heavy use of some new big multiple award IDIQ contracts that they have in place. I'm sure you're familiar with their Seaport Enhanced Contract vehicle.

Q: Sure.

A: Making a lot of awards under that. That's been their plan all along. And they're making heavy use of that. So of all the services I would say they're the most, at this point in time, the most inclined to make use of first choice would be that sea port enhanced contract vehicle.

A: I have one thing I would add, because we do have a way to see into this part of the government's operation, and that is in the contract administration organization, the contracted offices and the various agencies and departments of the federal government, I think it's a fair statement to say that across the board over the last decade or so they have become more and more shorthanded, more and more people retired. They've had a bit of downsizing, if you will, maybe that's not quite the right word. But reduced staffing in these areas. They're kind of shorthanded. This has caused a bit of delay and some difficulties in getting some of these, and I think even the skill sets, perhaps, is not at the level it was maybe in the 80s and early '90s, we made some of these shifts. So you're going to see some of this stuff until we get it sorted out. But I do believe there's enough in the pipeline and time to handle these and we will see some decent results in the time frame that Bill and his analysts have outlined for you.

Q: Thanks for the comments.

Operator: And gentlemen, there are no further questions. Dr. London, I'd like to turn the conference back over to you for any additional or closing remarks.

Jack London: Thanks very much, ladies and gentlemen. I've been delighted to have the opportunity to visit with you here this morning. I'd like to make a couple of closing comments.

The first of which is I feel I can fairly represent that CACI's fundamentals and our business opportunities we think are still very strong in the market sectors we participate. We believe they are high national priority areas in the National Defense, Homeland Security, intelligence community, special purposes field intelligence.

We have a growing number of people around the world participating in the global war on terrorism. We also have increasing our technology capabilities to support both defense and intelligence communities through our information technology assets, capabilities and distinctions. Our network services and communications tends to be, continues to be a significant piece of our offerings.

The fundamentals are in place. We think we're in a good market space, anticipating a good, strong fiscal '06. We have a number of, as Bill emphasized several times, big, big backlog and we're watching lots of opportunities out there, have submitted a number of significant bid opportunities we feel enthusiastic about. Of course time will tell, but the other side of the coin, let me emphasize, is that our funding backlog is strong, our funding against current contracts. And that is, if you probably picked it up by now, this is the number one indicator and predictor of near-term performance. Not long-term, but near-term performance. So those sides we feel very strong about. We've been delighted to have you with us today. There are some things that we hope you will have noted from our conversation regarding the implementation of FAS 123R on the stock-based accounting treatment. Notwithstanding that, we believe we've illustrated to you that we have a strong cash flow. Those accounting treatments are noncash impactive issues and that as we go forward we'll be continuing to represent both on a consistent basis, what we've projected before on the basis that we've projected our EPS before, then we'll show the impact of the stock implications, the one the 123R. We'll be reporting both of that in the near term, so you have an idea, so you can compare CACI performance which we think is going to be significant in comparison with our peers, some of whom will not be, obviously, making this transition yet because their fiscal years haven't come up. So in this period we'll kind of transition, we want to make sure you have full information to make your investment decisions.

That concludes our discussion this morning. I think we've had a good dialog, and I appreciate everybody that has called in. I hope you feel really good about what we've been able to provide to you. I would mention that it's our intent at the moment to take about a ten-minute break and if any of the security folks, analysts, so on, the team would like to call back in to seek some clarification or additional information along that line, both the Chief Financial Officer, Mr. Waechter, and the Investor Relations Officer, Mr. Dragics, will be available to take your calls at -- what number is that, Steve? 703-841-7946.

That concludes our meeting this morning, and I want to thank everybody for signing on and thank you Bill, Steve and David. We are concluded. Thank you.

Operator: That concludes today's conference. We do thank you for your participation.